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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the following Registration Statements of dELiA*s Corp.: (a) Form S-1 (Registration No. 333-90435), (b) Form S-8 (Registration No. 333-53670), (c) Form S-3 (Registration No. 333-36300) (d) Form S-8 (Registration No. 333-91837), (e) Form S-3
(Registration No. 333-54430), and (f) Form S-8 (Registration No. 333-83508) of our report dated March 11, 2002 (except for the last paragraph of Note 10, as to which the date is April 26, 2002), with respect to the consolidated financial statements of dELiA*s Corp. included in the Annual Report (Form 10-K) filed with the Securities and Exchange Commission for the fiscal year ended February 2, 2002.

                                                              ERNST & YOUNG LLP

New York, New York
May 2, 2002